Exhibit 3.0
Articles of Amendment

Dean Heller
Secretary of State
State of Nevada
Filed September 15, 1998


              Certificate of Amendment of Articles of Incorporation
                         (after organizational meeting)
                          Tricom Technology Group, Inc.


I, the undersigned, James I. Neusom, and of Tricom Technology Group, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 10th day of September, 1998, adopted a resolution to amend the original Articles as follows:

Article IV is hereby amended to read as follows:

The authorized shares of the Corporation shall be Seven Hundred Million (700,000,000). Six Hundred Ninety Million shares (690,000,000) common, Ten Million (10,000)000 shares Preferred.

The new par value of the corporation shall be .0001.

Adopted by a unanimous vote of the executive board.

                                                        /s/ James I. Neusom
                                                        ------------------------
                                                            James I. Neusom
                                                            President, Secretary

State of Nevada            )
                           ) ss.
County of Clark            )

On September 15, 1998 personally appeared before me, a Notary Public James I Neusom, II who acknowledged that he executed the above instrument.

   /s/ David Jett                           [Notary Seal]
------------------------
David Jett
Signature of Notary